Exhibit 99.2

CHP 2019 Valuation Webinar Script

March 31, 2020, 2:30 p.m. ET

Operator Name:

Operator:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, president and chief executive officer, Ixchell Duarte, chief financial officer and treasurer and John Starr, chief operating officer.

Before we begin, please note that statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, and future financial performance and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information that will be discussed today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 31, 2020 at 2:30 p.m. I will now turn the call over to Mr. Mauldin.

Welcome/Agenda - Slide 7

Steve Mauldin:	Thank you (OPERATOR NAME); good afternoon and a special thanks to each of you who are joining us today during what has rapidly become an unprecedented chapter in our country’s and world’s history. On behalf of our Board of Directors and management team, I personally want to thank you for your engagement with us.

On today’s call we will recap company highlights from 2019; but the main purpose of the call will be to review the results of our most recent annual, estimated net asset valuation (or N-A-V; or NAV) per share, which as of 12/31/19 was established at $7.81 per share as unanimously determined by our board and its Valuation Committee. Before we get into the nuts-and-bolts of the NAV, let me spend a few minutes reviewing our current portfolio and status of the company.

Business Update/Significant Events – Slide 8

Steve:	Last year, we made significant and tangible progress toward monetizing the fund and returning capital to our shareholders. This was all part of our stated strategic liquidity alternatives process. In the first half of 2019, we sold a sizeable non-seniors housing portfolio of 59 assets to Welltower Inc. (NYSE ticker symbol: “WELL”) and Global Medical REIT Inc. (NYSE ticker symbol: “GMRE”) in two separate transactions that enabled us to return a $2.00 per share special distribution to shareholders. In 2019 and as part of our proactive balance sheet management strategy, we also refinanced our corporate credit facilities from $720 million to $515 million and posted an overall $1.02 billion decrease in the fair market value of our debt level, year-over-year. Throughout the year in in through 2020, we continued to focus on our balance sheet health by keeping low levels of debt, plus actively managing our debt maturities and interest rate exposure. Most recently, over the last 5 months or so, we successfully closed on the sale of an additional nine post-acute care and acute care assets in four separate transactions. We had previously classified these properties as “held-for-sale”.

Portfolio by the Numbers – Slide 9

Steve:	After our string of strategic dispositions between April 2019 through March 2020, our portfolio is now comprised of 74 assets across 27 states, with a total investment value of over $1.81 billion. Based on investment value, approximately 98% of our holdings are seniors housing communities. Our 71 seniors asset consist of needs-based, private-pay assisted living communities, including assisted living with memory care services, and also independent living units. Our seniors portfolio remains comparatively young to our peers with an average effective age of 10.7 years old. Outside of the seniors housing, the residual 2% of our portfolio (again, calculated based on investment value) is made up of two specialty hospitals, plus one vacant parcel of land that is next door to one of our seniors housing communities. The two specialty hospital properties remain classified by us as “held for sale” and during 2020, subject to appropriate market conditions, we intend to re-engage on executing our plan to market and monetize these assets. Our time and attention these days, as you can guess, is principally focused on our seniors housing portfolio, which performed quite well in 2019. Our seniors housing portfolio continues to be well-positioned; comparatively young as I mentioned; and many of our communities continue to receive numerous industry, service and customer accolades.

NAV history slide -Slide 10

Steve:	In a few minutes John Starr, our chief operating officer, will review the valuation methodology behind the recent NAV exercise that resulted in our estimated $7.81 per share NAV as of year-end 2019.

Consistent with years’ past, we continue to closely follow IPA guidelines for our annual net asset valuation exercise, of which this is our 7th. As a reminder, the estimated NAV is a snapshot in time and is not meant to be indicative of value the company or our shareholders may receive now, or in the future. Additionally, the estimated NAV is as of Dec. 31, 2019, and given the dramatic events of the last couple of week, does not attempt to quantify the effect of the novel coronavirus (COVID-19) pandemic may have on the financial condition of the company, or the value or marketability of our assets. Because of challenges due to our remote operating and communications environment and the real-time uncertainty of COVID-19, we will not be hosting a Question and Answer session at the end of today’s call.

It is important to note that the estimated NAV includes a deduction of pro forma transaction costs as we continue to reflect our estimated valuation per share based on a hypothetical, orderly sale of the company’s assets. In addition to estimated transaction costs, the estimated NAV was also impacted by: (1) a reduction in real estate assets given our 68 property sales that I mentioned; and (2) reduction in fair market value of debt as our borrowing levels have shrunk meaningfully. Specifically, the appraised value of our 71 seniors housing assets, one parcel of land and two specialty hospitals, declined by approximately 2%, when compared to the appraised values from last year’s NAV. This decrease was driven by market capitalization rate expansion and slightly lower estimates of future cash flow growth, which reflect the market’s expectation of moderating future occupancy and property net operating income growth.

I would now like to turn the call over to John Starr, our chief operating officer, to step-through our annual valuation process in more detail.

Estimated NAV– Slide 11

John Starr:	Thank you, Steve. To assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, the company engaged Robert A. Stanger & Co., an independent third-party valuation firm, to provide a valuation analysis of our real estate and balance sheet and to help establish the new estimated NAV per share as of calendar year end 2019.

This was our second engagement with Stanger as a third-party valuation firm. In their analysis, Stanger used individual property appraisals for all properties except the seven sale properties that were under contract and provided a range of values by decreasing and increasing cap rates 25 basis points. This resulted in a valuation range of $7.39 to $8.26 for the estimated NAV per share. In addition, for the appraised properties, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing cap rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and certain guidelines set forth by the IPA, except for the inclusion of transaction costs. As with the previous NAV, we again included estimated transaction costs as we continue our strategic alternatives process.

Methodology & Assumptions – Slide 12

John:	For the purposes of the valuation analysis, Stanger classified the properties into two categories: The first was the Appraised Properties representing 74 assets and the second was the Sale Properties, which included seven post-acute care facilities. The sale properties were valued at $83.14 million based on the executed purchase and sale agreements as of December 31st, net of various credits and adjustments. The sale properties were subsequently sold in the first quarter of this year.

For the appraised properties, which included 71 seniors housing assets, one parcel of land and two acute care facilities, the aggregate estimated value for these assets was approximately $1.99 billion and excluded any portfolio premium or discount, due to the size and diversification of the portfolio and in accordance with the valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

The appraisals were conducted utilizing the income approach to value whereby an appropriate direct capitalization rate for each asset, except for the undeveloped land parcel, was determined and applied to its estimated stabilized net operating income. The value of each property was then adjusted, as applicable, for capital needs, surplus land and lease-up costs. The resulting value was then adjusted for our ownership interest and any third-party promoted interest as appropriate.

Methodology & Assumptions – Slide 13

John:	The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2019. The company utilized a discounted cash flow approach whereby the company’s contractual debt payments, were discounted to present value at interest rates the company deemed appropriate and reflective of the current market interest rates, as of the valuation date, for debt instruments with similar collateral, anticipated duration and pre-payment terms. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the book values derived from our audited balance sheet for the year ended December 31, 2019.

Capitalization Rate Summary – Slide 14

John:	In selecting capitalization rates, Stanger considered, among other factors, prevailing cap rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios. The seniors housing assets utilized a range of 5.25% to 7.75% with a weighted average rate of 6.49%. Our acute care assets used a range of 8.25% to 9.25% with a weighted average rate of 9.06%.

Appraised Properties Sensitivity – Slide 15

John:	As changes to the key assumptions to arrive at the estimated NAV per share have a significant effect on the value of our real estate assets, a sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the impact of a 5% up or down change to cap rates. The results of this sensitivity analysis show that 5% higher assumed cap rates would decrease the midpoint NAV by $0.53 per share, while 5% lower assumed cap rates would increase the midpoint NAV by $0.59 per share

Valuation Range – Slide 16

John:	Stanger also provided a valuation range for the appraised properties real estate values by varying the direct capitalization rate by 25 basis points in either direction. The lower end of the range has a positive $0.45 impact on NAV per share while the high end of the range has a negative $0.42 impact on NAV per share. This results in a NAV per share valuation range of $7.39 to $8.26 with a midpoint value of $7.81.

I would now like to turn the call over to Ixchell Duarte, CNL Healthcare Properties chief financial officer and treasurer to summarize the results of our valuation work and describe other administrative matters.

Estimated NAV Per Share Build-Up – Slide17

Ixchell Duarte:	As John mentioned, the resulting valuation range for the estimated net asset value of the company, on a per share basis, was $7.39 to $8.26. per share, which included a deduction of $0.16 per share for estimated transaction costs assuming a hypothetical orderly sale of the assets of the company. Our board of directors approved $7.81 as the estimated NAV per share based on a total net asset value of approximately $1.36 billion which consisted of almost $2.04 billion in net real estate value plus $66 million in cash and other assets, offset by approximately $722.2 million in debt, accounts payable and other liabilities as well as approximately $27.2 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.9 million outstanding shares, which excluded 1.33 million advisor restricted shares, and arrived at an estimated NAV per share of $7.81. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future. In addition, it does not take into consideration any near-or long-term effect on the U.S. economy from the COVID-19 global pandemic.

Quarterly distributions remained unchanged through the first quarter of 2020 at $0.0512 per share, or 2.62%, when expressed as an annualized percentage rate of the current estimated NAV per share. Our board of directors will continue to monitor ongoing cash distributions in connection with the operations and ownership of the seniors housing portfolio and will continue to monitor the developments and disruptions resulting from COVID-19.

What’s Next – Slide 18

Ixchell Duarte:	We remain focused on maintaining a strong balance sheet, liquidity and financial flexibility and will continue to monitor developments as we deal with the disruption and uncertainties from a business and financial perspective relating to COVID-19.

We intend to post this presentation on our website at cnlhealthcareproperties.com for your reference. We also invite you to review our Form 8-K filed on March 25, 2020, which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Closing - Slide 19

Steve Mauldin:	Thank you Ixchell. I’d like to elaborate a bit further on the COVID-19 crisis as we all deal with the real and present disruptions and uncertainties from a personal, business and financial perspective. I will tell you that we as a management team and Board of Directors remain fully committed to continuing to strategically manage the business in and through this unprecedented environment. We are unquestionably focused and activated. When it becomes appropriate to do so, we expect to resume our thoughtful evaluation and execution of potential strategic alternatives to provide further and ultimate liquidity to shareholders. It goes without saying that this process has obviously been delayed now.

In the meantime, as Ixchell said, the maintenance of our current and forward-looking liquidity, plus a strong balance sheet, has been a core and consistent corporate focus. Now more than ever, these objectives have become paramount for us. Today, I am pleased to report that CNL Healthcare Properties is extraordinarily well-positioned and well-capitalized to help manage through our new and rapidly changing economic and operating landscape.

On behalf of our Board and the entire CNL Healthcare Properties fund management team, I’d like to thank you for your confidence in us. Please stay safe and well - and thank you again for joining us for today’s call.

This concludes today’s webinar. Thank you.

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